Exhibit 99.1

Gossamer Bio Announces Third Quarter 2020 Financial Results and Provides Corporate Update
- GB004: SHIFT-UC Phase 2 trial enrolling patients with active ulcerative colitis (UC) -
- GB002: TORREY Phase 2 trial activated in patients with pulmonary arterial hypertension (PAH) -
- GB1275: Two posters with data from ongoing Phase 1/2 KEYNOTE-A36 clinical trial in advanced solid tumors presented at Society for Immunotherapy of Cancer Meeting 2020 -
- GB001: Engaging with global regulatory authorities about forward clinical development path for an oral DP2 antagonist in moderate-to-severe asthma -
- Cash, cash equivalents and marketable securities totaled $555 million as of September 30, 2020 -
SAN DIEGO — (BUSINESS WIRE) — November 10, 2020 — Gossamer Bio, Inc. (Nasdaq: GOSS), a clinical-stage biopharmaceutical company focused on discovering, acquiring, developing and commercializing therapeutics in the disease areas of immunology, inflammation and oncology, today announced its financial results for the third quarter of 2020 and provided a corporate update.
“We are very excited about the continued advancement of our pipeline with the start of two robust Phase 2 clinical trials for GB002 and GB004 and the planned dose expansion cohort for GB1275,” said Sheila Gujrathi, M.D., Co-Founder and Chief Executive Officer of Gossamer. “We believe that these clinical programs hold tremendous potential to benefit high unmet need patient populations.”
Clinical-Stage Product Candidate Updates
GB002: Inhaled PDGFR Inhibitor for Pulmonary Arterial Hypertension (PAH)
•GB002 is currently being evaluated in an ongoing Phase 1b trial in PAH. Gossamer will discuss the initial results from this ongoing trial at as part of a GB002-focused investor webinar in December 2020.
•Sites activated in the TORREY Study, a 24-week Phase 2 clinical trial in functional class II and III PAH patients. Gossamer expects to begin enrollment for this trial in the fourth quarter of 2020. The primary endpoint is change in pulmonary vascular resistance (PVR) from baseline at week 24. Topline data from the TORREY study are expected in the first half of 2022, subject to developments in the ongoing COVID-19 pandemic.
GB004: Oral HIF-1α Stabilizer for Inflammatory Bowel Disease
•Several patients dosed in the SHIFT-UC Study, a Phase 2 clinical trial in UC patients. The primary endpoint is proportion of patients with clinical remission at week 12. Topline data from the SHIFT-UC study are expected in the first half of 2022, subject to developments in the ongoing COVID-19 pandemic.

•Data presented from completed Phase 1b study in patients with active mild-to-moderate ulcerative colitis (UC) at UEG Week Virtual 2020. These posters and presentations are available at www.gossamerbio.com, on the “Posters and Publications” page.
GB1275: Oral CD11b Modulator for Oncology Indications
•Two GB1275 posters are being presented at the 35th Annual Meeting of the Society for Immunotherapy of Cancer (SITC 2020), being held virtually from November 9 - 14. This includes clinical and biomarker data from the ongoing GB1275 Phase 1/2 clinical trial, KEYNOTE-A36, in advanced solid tumors and corresponding presentations from Johanna Bendell, M.D. and Wells Messersmith, M.D.
◦Poster Title: Preliminary results from KEYNOTE-A36, a study of GB1275, a first-in-class oral CD11b modulator, alone and with pembrolizumab or chemotherapy in specified advanced solid tumors Poster / Abstract Number: 388 Presenting Author: Johanna Bendell, M.D. Link: https://goss.bio/35CX8Rl
◦Poster Title: Combining transcriptomic- and tissue-based immune biomarkers to evaluate GB1275, a CD11b modulator, as a single agent or with pembrolizumab in patients with advanced solid tumors Poster / Abstract Number: 389 Presenting Author: Wells Messersmith, M.D. Link: https://goss.bio/3mlGsEQ
◦Encouraging biological activity, particularly at GB1275 doses greater than or equal to 800 mg BID, was seen in tumor types that are known to be less responsive to checkpoint inhibitors. This activity supports the mechanism of action of GB1275 in modulating myeloid cell biology in the tumor microenvironment, with potential to enhance anti-tumor response when it is combined with a checkpoint inhibitor.
◦Prolonged stable disease has been observed in seven patients, in both the monotherapy and combination dose groups. Five of seven patients with observed prolonged stable disease received doses of 800mg BID or higher of GB1275.
◦One microsatellite stable-colorectal cancer patient receiving oral GB1275 800 mg twice daily, in combination with pembrolizumab, achieved a partial response. The patient had received five lines of therapy prior to trial enrollment and is continuing on study treatment.
◦Clinical safety data to date suggest that GB1275 alone and combined with pembrolizumab (up to 1200 mg twice daily) is generally well tolerated, and the maximum tolerated dose of GB1275 has not been reached.
GB001: Oral DP2 Antagonist for Moderate-to-Severe Asthma
•Engaging with global regulatory authorities regarding the forward clinical development path of an oral DP2 antagonist in moderate-to-severe asthma to inform potential partnerships or strategic alternatives.
Financial Results for the Quarter Ended September 30, 2020
•Cash, Cash Equivalents and Marketable Securities: Cash, cash equivalents and marketable securities as of September 30, 2020, were $555.4 million. The Company expects the combination of current cash, cash equivalents and marketable securities, and access to its debt facility will be sufficient to fund its operating and capital expenditures into the second half of 2023.

•Research and Development (R&D) Expenses: For the quarter ended September 30, 2020, R&D expenses were $41.8 million, compared to R&D expenses of $40.1 million for the same period in 2019.
•General and Administrative (G&A) Expenses: For the quarter ended September 30, 2020, G&A expenses were $11.4 million, compared to $9.8 million for the same period in 2019.
•Net Loss: Net loss for the quarter ended September 30, 2020, was $57.8 million, or $0.80 or share, compared to a net loss of $48.5 million, or $0.80 per share, for the same period in 2019. The increase was primarily attributable to an increase in interest expense of $4.0 million and a decrease in investment income of $1.7 million.
Conference Call and Webcast
Gossamer’s management team will host a conference call and live audio webcast at 4:30 p.m. ET today, Tuesday, November 10, to discuss its third quarter 2020 financial results and provide a corporate update.
The live audio webcast may be accessed through the “Events / Presentations” page in the “Investors” section of the Company's website at www.gossamerbio.com. Alternatively, the conference call may be accessed through the following:
Conference ID: 2879501
Domestic Dial-in Number: (833) 646-0603
International Dial-in Number: (929) 517-9782
Live Webcast: https://edge.media-server.com/mmc/p/e6ppaa7u
A replay of the audio webcast will be available for 30 days on the “Investors” section of the Company's website, www.gossamerbio.com.

About Gossamer Bio
Gossamer Bio is a clinical-stage biopharmaceutical company focused on discovering, acquiring, developing and commercializing therapeutics in the disease areas of immunology, inflammation and oncology. Its goal is to be an industry leader in each of these therapeutic areas and to enhance and extend the lives of patients suffering from such diseases.
Forward-Looking Statements
Gossamer cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the Company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the anticipated timing of initiation and enrollment of clinical trials for our product candidates; plans to advance our product candidates; expectations on the timing of data readouts from our clinical studies; the potential clinical benefits, safety profile and market potential of our product candidates; the potential of our product candidates to benefit high unmet need patient populations; the expected impact of COVID-19; our plans to discuss the results of the recent Phase 2b study of GB001 in asthma with global regulatory authorities to inform potential partnerships or strategic alternatives; and the expected timeframe for funding our operating plan with current cash, cash equivalents and marketable securities. The inclusion of forward-looking statements should not be regarded as a representation by Gossamer that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Gossamer’s business, including, without limitation: potential delays in the commencement, enrollment and completion of clinical trials; disruption to our operations from the recent global outbreak of the COVID-19 pandemic, including clinical trial delays; the Company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the results of preclinical studies and early clinical trials are not necessarily predictive of future results; the success of Gossamer’s clinical trials and preclinical studies for its product candidates; interim results do not necessarily predict final results and one or more of the outcomes may materially change as the trial continues and more patient data become available and following more comprehensive audit and verification procedures; Gossamer may not proceed into Phase 3 clinical trials for GB001, including because the Phase 2b study results in asthma may not support continued clinical development of GB001; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; Gossamer’s ability to obtain and maintain intellectual property protection for its product candidates; Gossamer’s ability to comply with its obligations in collaboration agreements with third parties or the agreements under which it licenses intellectual property rights from third parties; Gossamer may use its capital resources sooner than it expects; and other risks described in the Company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Gossamer undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Gossamer Bio Statement of Operations
Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
STATEMENTS OF OPERATIONS DATA:	2020	2019	2020	2019
Operating expenses:
Research and development	$41,846	$40,148	$121,944	$100,807
In process research and development	275	—	18,080	2,000
General and administrative	11,448	9,838	33,851	27,544
Total operating expenses	53,569	49,986	173,875	130,351
Loss from operations	(53,569)	(49,986)	(173,875)	(130,351)
Other income (expense), net	(4,243)	1,486	(4,881)	4,742
Net loss	$(57,812)	$(48,500)	$(178,756)	$(125,609)
Net loss per share, basic and diluted	$(0.80)	$(0.80)	$(2.67)	$(2.39)
Weighted average common shares outstanding, basic and diluted	72,245,897	60,755,872	66,931,512	52,535,569

Condensed Consolidated Balance Sheet
(in thousands)
(unaudited)

BALANCE SHEET DATA:	September 30, 2020	December 31, 2019
Cash, cash equivalents, and marketable securities	$555,378	$401,829
Working capital	533,599	372,394
Total assets	584,178	426,604
Total liabilities	212,077	74,119
Accumulated deficit	(512,926)	(334,170)
Total stockholders' equity	372,101	352,485

For Investors and Media:
Bryan Giraudo, Chief Financial Officer
Gossamer Bio Investor Relations
ir@gossamerbio.com